Exhibit 99.3
News Release
Analysts and Media Contact:
Susan Giles (972) 855-3729

Atmos Energy Corporation Names
Christopher T. Forsythe Chief Financial Officer

DALLAS (January 19, 2017)—Atmos Energy Corporation (NYSE: ATO) today announced that Christopher T. Forsythe, Vice President and Controller, has been promoted by the Board of Directors to Senior Vice President and CFO, effective February 1, 2017. He will report directly to Kim Cocklin, Chief Executive Officer, and serve on the company’s Management Committee.

“We are extremely fortunate to have someone with Chris’ talent and background. Chris has been with the company for over 13 years in many leadership roles, ready to provide a seamless transition as the company’s Chief Financial Officer,” said Kim Cocklin, Chief Executive Officer. “He will broaden and complement our senior management team, remaining focused on preserving and strengthening our sound financial health.”

Forsythe, 45, joined Atmos Energy in June 2003 and was promoted to Director of Financial Reporting in September 2003, having previously worked as a Senior Audit Manager for PricewaterhouseCoopers LLP. He was promoted to his current position in 2009. Forsythe is a graduate of Baylor University with Bachelors of Business Administration degrees in Accounting and Management Information Systems. He is a member of the Texas Society of Certified Public Accountants.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is the country's largest natural-gas-only distributor, serving over three million natural gas distribution customers in over 1,400 communities in eight states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. For more information, visit www.atmosenergy.com.

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